EXHIBIT 99.1
ENTERPRISE FINANCIAL REPORTS FIRST QUARTER 2018 RESULTS

Reported First Quarter Highlights

•	Net income of $20.9 million, or $0.90 per diluted share

•	Return on average assets of 1.59%

•	Portfolio loans grew $95 million, or 10% annualized

•	Core deposits grew $55 million, or 6% annualized

First Quarter Core Highlights1

•	Net income of $19.6 million, or $0.84 per diluted share

•	Return on average assets of 1.49%

•	Core net interest margin stable at 3.74%

St. Louis, Mo. April 23, 2018 – Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company” or "EFSC") reported net income of $20.9 million for the quarter ended March 31, 2018, an increase of $13.4 million, and $8.5 million as compared to the linked fourth quarter and prior year quarter, respectively. Net income per diluted share was $0.90 for the quarter ended March 31, 2018, an increase of 181% and 61%, compared to $0.32 and $0.56 per diluted share for the linked fourth quarter and prior year period, respectively.

The increase in net income and earnings per share compared to the linked fourth quarter was primarily due to U.S. corporate income tax reform which resulted in $12.1 million of related deferred tax asset revaluation expense during the fourth quarter, as well as a lower federal corporate income tax rate for the first quarter.

Year over year, net income and earnings per share both increased from growth in the balance sheet related to the acquisition of Jefferson County Bancshares, Inc., ("JCB") as well as organic loan and deposit growth. The balance sheet growth combined with both net interest margin expansion and growth of noninterest income resulted in a $10.1 million increase in revenue. Revenue growth outpaced a $2.4 million increase in noninterest expenses, improving the Company's efficiency ratio to 52.3% for the quarter ended March 31, 2018, compared to 58.6% for the prior year period.

On a core basis1, net income totaled $19.6 million, or $0.84 per diluted share, for the quarter ended March 31, 2018, compared to $18.0 million, or $0.77 per diluted share, in the linked fourth quarter. First quarter 2018 core net income1 increased 49% from $13.1 million for the prior year period, and diluted core earnings per share1 grew 42% from $0.59 for the prior year period. The diluted core earnings per share1 increase of $0.25 from the prior year period was primarily due to higher levels of core net interest income1 from continued growth in earning asset balances combined with 11 basis points of core net interest margin1 expansion, and a lower effective income tax rate, which resulted from U.S. corporate income tax reform.

The Company's Board of Directors approved the Company’s quarterly dividend of $0.11 per common share, payable on June 29, 2018 to shareholders of record as of June 15, 2018.

Jim Lally, EFSC’s President and Chief Executive Officer, commented, “We are tremendously pleased with our first quarter results. Continued momentum, particularly in our C&I businesses, coupled with the expected improvement in our effective tax rate drove another record earnings quarter on both a core and consolidated basis. First quarter return

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

on average assets was 1.59%, a 49 basis point increase over last year while our return on tangible equity approached 20%.”

Lally added, “Turning to the balance sheet, portfolio loan growth of $95 million, including $63 million of C&I loans, in the first quarter was seasonally a highlight. Additionally, core deposits increased by $55 million, or 6%, while our asset quality metrics remain extremely favorable. These trends bode well for achieving our financial goals for 2018 and beyond.”

Net Interest Income

Net interest income for the first quarter decreased to $46.2 million from the linked fourth quarter of $47.4 million, but increased $7.5 million from the prior year period. Net interest margin, on a fully tax equivalent basis, was 3.80% for the first quarter, compared to 3.93% in the linked fourth quarter, and 3.73% in the first quarter of 2017.

Core net interest income1 expanded by $0.5 million during the linked quarter due to an increase in average earning assets totaling $123 million, driven by portfolio loan and deposit growth trends. The earnings from asset growth combined with a relatively stable core net interest margin1 increased core net interest income1 for the quarter, despite two fewer days. Alternatively, declining balances on non-core acquired assets1 decreased incremental accretion income to $0.8 million from $2.5 million, which impacted the consolidated net interest margin by 15 basis points.

Core net interest margin1, excludes incremental accretion on non-core acquired loans. See the table below for a quarterly comparison.

	For the Quarter ended
($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Core net interest income[1]	$45,405	$44,901	$44,069	$43,049	$37,567
Core net interest margin[1], (fully tax equivalent)	3.74%	3.73%	3.75%	3.76%	3.63%

Core net interest margin1 increased 11 basis points to 3.74% from the prior year quarter, primarily due to the impact of interest rate increases on the Company's asset sensitive balance sheet. Specifically, the yield on portfolio loans increased 42 basis points to 4.87% from 4.45% due to increasing interest rates on the existing variable-rate loan portfolio and higher rates on newly originated loans. The cost of total deposits increased 22 basis points from the prior year quarter and was 0.61% for the quarter ended March 31, 2018. The increase in the interest rate paid on deposits reflects market interest rate trends, as the Company continues to defend and attract new core deposit relationships. Additionally, the cost of total interest-bearing liabilities increased 34 basis points to 0.99% from 0.65% in the first quarter of 2017.

The Company continues to manage its balance sheet to grow core net interest income1 and expects to maintain core net interest margin1 over the coming quarters; however, pressure on funding costs could hinder the expected trends in core net interest margin1.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Portfolio Loans

The following table presents portfolio loans with selected specialized lending detail for the most recent five quarters:

	At the Quarter ended
($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
C&I - general	$945,682	$936,588	$905,296	$905,096	$909,947
CRE investor owned - general	836,499	801,156	771,348	746,705	757,471
CRE owner occupied - general	471,417	468,151	467,154	449,493	423,748
Enterprise value lending[a]	439,352	407,644	455,983	433,766	429,958
Life insurance premium financing[a]	365,377	364,876	330,957	317,848	312,334
Residential real estate - general	328,966	342,140	341,311	348,288	359,915
Construction and land development - general	293,938	294,123	300,697	284,352	294,158
Tax credits[a]	244,088	234,835	188,498	149,941	141,769
Agriculture loans[a]	118,862	91,031	90,768	82,571	55,626
Consumer and other - general	117,901	126,115	144,489	140,903	168,046
Portfolio loans	$4,162,082	$4,066,659	$3,996,501	$3,858,963	$3,852,972

Portfolio loan yield	4.87%	4.71%	4.69%	4.63%	4.45%
Total C&I loans to portfolio loans	48%	47%	47%	47%	46%
Variable interest rate loans to portfolio loans	59%	58%	57%	57%	56%

Certain prior period amounts have been reclassified among the categories to conform to the current period presentation.
[a]Specialized categories may include a mix of C&I, CRE, Construction and land development, or Consumer and other loans.

Portfolio loans were $4.2 billion at March 31, 2018, increasing $95 million, or 10% annualized, when compared to the linked quarter. On a year over year basis, portfolio loans increased $309 million. For 2018, portfolio loan growth is expected to be approximately 7% - 9%.

The Company continues to focus on originating high-quality Commercial and Industrial ("C&I") relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. C&I loans increased $63 million during the first quarter of 2018 from the linked fourth quarter and represented 48% of the Company's loan portfolio at March 31, 2018. C&I loan growth supports management's efforts to maintain the Company's asset sensitive interest rate risk position.

Non-Core Acquired Loans

Non-core acquired loans were those acquired from the FDIC and were previously covered by shared-loss agreements. These loans continue to be accounted for as Purchased Credit Impaired ("PCI") loans. Non-core acquired loans totaled $28.8 million at March 31, 2018, a decrease of $1.6 million, or 5% from the linked fourth quarter, and $9.3 million, or 24%, from the prior year period, primarily as a result of principal payments and loan payoffs. At March 31, 2018, the remaining accretable yield on the portfolio was estimated to be $9 million and the non-accretable difference was approximately $13 million.

The Company estimates 2018 pre-tax income from accelerated cash flows and other incremental accretion to be between $3 million and $5 million.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Asset Quality: The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Nonperforming loans	$15,850	$15,687	$8,985	$13,081	$13,847
Other real estate	455	498	491	529	2,925
Nonperforming assets	$16,305	$16,185	$9,476	$13,610	$16,772
Nonperforming loans to total loans [a]	0.38%	0.39%	0.23%	0.34%	0.36%
Nonperforming assets to total assets	0.30%	0.31%	0.18%	0.27%	0.33%
Allowance for portfolio loan losses to total loans [a]	0.98%	0.95%	0.97%	0.96%	1.03%
Net charge-offs (recoveries)	$(227)	$3,313	$803	$6,104	$(56)
a Excludes loans accounted for as PCI loans

At March 31, 2018, nonperforming loans decreased to 0.38% of total loans, excluding PCI loans, and nonperforming assets declined to 0.30% of total assets. Nonperforming loan balances increased modestly to $15.9 million at March 31, 2018, from $15.7 million at December 31, 2017, and $13.8 million at March 31, 2017.

The Company recorded a provision for portfolio loan losses of $1.9 million compared to $3.2 million in the linked quarter and $1.5 million in the prior year period. The provision for the first quarter is reflective of the decline in net chargeoffs, growth in portfolio loan balances, and maintaining a prudent credit risk posture. The allowance for portfolio loan losses to portfolio loans was 0.98% at March 31, 2018.

Deposits

The following table presents deposits broken out by type:

	At the Quarter ended
($ in thousands)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Noninterest-bearing accounts	$1,101,705	$1,123,907	$1,047,910	$1,019,064	$1,037,001
Interest-bearing transaction accounts	875,880	915,653	814,338	803,104	844,775
Money market and savings accounts	1,655,488	1,538,081	1,579,767	1,506,001	1,543,737
Brokered certificates of deposit	201,082	115,306	170,701	133,606	145,436
Other certificates of deposit	447,222	463,467	446,495	459,476	460,671
Total deposit portfolio	$4,281,377	$4,156,414	$4,059,211	$3,921,251	$4,031,620

Noninterest-bearing deposits to total deposits	26%	27%	26%	26%	26%

Total deposits at March 31, 2018 were $4.3 billion, an increase of $125 million, or 12% annualized, from December 31, 2017, and an increase of $250 million from March 31, 2017.

Core deposits, defined as total deposits excluding certificates of deposits, were $3.6 billion at March 31, 2018, an increase of $55 million, or 6% annualized, from the linked quarter, and an increase of $208 million when compared to the prior year period. The overall positive trends in deposits reflect continued progress across our business lines, offset by normal seasonal reductions with some of our corporate clients.

Noninterest-bearing deposits decreased $22 million compared to December 31, 2017, but increased $65 million compared to March 31, 2017. The total cost of deposits increased 11 basis points and totaled 0.61% compared to 0.50%

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

at December 31, 2017, and also increased 22 basis points since March 31, 2017. As previously indicated, the cost of deposits reflects interest rate conditions for existing clients as well as rates for new customer acquisition.

Noninterest Income

Total noninterest income for the quarter ended March 31, 2018 was $9.5 million, a seasonal decrease of $1.6 million, or 14% from the linked fourth quarter, but an increase of $2.6 million, or 37%, from the prior year quarter. The sequential change was driven by decreased activity in state tax credits partially offset by other income from non-core acquired assets of $1.0 million. The improvement over the prior year quarter was due to higher income from deposit service charges, wealth management revenue, and card services from the acquisition of JCB, as well as growth in the client base, and the aforementioned income from non-core acquired assets.
Core noninterest income1 for the quarter ended March 31, 2018 was $8.5 million, a decrease of $2.6 million, or 23% from the linked fourth quarter, primarily due to reduced state tax credit activity and lower income from the sale of derivative products. A portion of state tax credit sales in the fourth quarter of 2017 were accelerated from the first quarter of 2018 due to the changes in federal income tax regulations. The Company expects growth in fee income of 5% - 7% for 2018 over 2017 levels.
Noninterest Expenses

Noninterest expenses were $29.1 million for the quarter ended March 31, 2018, compared to $28.3 million for the quarter ended December 31, 2017, and $26.7 million for the quarter ended March 31, 2017. Noninterest expenses for the quarter ended March 31, 2017 included $1.7 million of merger related expenses. Core noninterest expenses1 were $29.1 million for the quarter ended March 31, 2018, compared to $28.1 million for the linked quarter, and $24.9 million for the prior year period. The increase from the linked quarter was due to seasonally higher payroll taxes. Core expenses1 increased over the prior year period due to the JCB acquisition, tax credit amortization, and increases in Employee compensation and benefits from investments in revenue producing personnel.

The Company's core efficiency ratio1 was 54.0% for the quarter ended March 31, 2018, compared to 50.2% for the linked quarter and 56.0% for the prior year period. The increase in the linked quarter is reflective of seasonal increases in payroll taxes combined with a seasonal decrease in revenue from state tax credit sales.

The Company expects to continue to invest in revenue producing associates and other infrastructure that supports additional growth. These investments are expected to result in expense growth, at a rate of 35% - 45% of projected revenue growth for 2018, resulting in continued improvements to the Company's efficiency ratio.

Income Taxes

The Company's effective tax rate was 15.3% for the quarter ended March 31, 2018 compared to 72.5% for the quarter ended December 31, 2017, and 29.2% for the quarter ended March 31, 2017. The linked quarter income tax expense included a $12.1 million deferred tax asset revaluation charge associated with the U.S. corporate income tax reform which increased the effective tax rate by 44.3% for the fourth quarter of 2017. Additional improvements for the first quarter of 2018 resulted from the new 21% corporate federal tax rate as well as benefits recognized from the vesting of employee stock awards.

The Company expects its effective tax rate for the remainder of 2018 to be approximately 18% - 20%, which is expected to result in a full year effective tax rate of 17% - 19%.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Capital

The total risk based capital ratio1 was 12.41% at March 31, 2018, compared to 12.21% at December 31, 2017, and 12.76% at March 31, 2017. The Company's common equity tier 1 capital ratio1 was 9.07% at March 31, 2018, compared to 8.88% at December 31, 2017, and 9.20% at March 31, 2017. The tangible common equity ratio1 was 8.13% at March 31, 2018, versus 8.14% at December 31, 2017, and 8.28% at March 31, 2017. In the first quarter of 2018, as part of its capital management efforts, the Company repurchased 64,915 shares of its common stock for $3.1 million pursuant to its publicly announced program. The change in tangible common equity ratio was also affected by a decrease in fair value of the securities portfolio.

Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations, and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as core net income and net interest margin, and other core performance measures, regulatory capital ratios, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude the gain or loss on sale of other real estate from non-core acquired loans, and expenses directly related to non-core acquired loans and other assets formerly covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items, such as executive separation costs, merger related expenses, facilities charges, deferred tax asset revaluation, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company's capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Conference Call and Webcast Information
The Company will host a conference call and webcast at 2:30 p.m. Central time on Tuesday, April 24, 2018. During the call, management will review the first quarter of 2018 results and related matters. This press release as well as a related slide presentation will be accessible on the Company's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-239-9838 (Conference ID #6595619.) A recorded replay of the conference call will be available on the website two hours after the call's completion. Visit http://bit.ly/EFSC1Q2018Earnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

Forward-looking Statements
Readers should note that, in addition to the historical information contained herein, this press release contains "forward-looking statements" within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements about the Company's plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company's plans, objectives, expectations or consequences of announced transactions. The Company uses words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "could," "continue," and “intend”, and variations of such words and similar expressions, in this communication to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company's ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2017 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended
($ in thousands, except per share data)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
EARNINGS SUMMARY
Net interest income	$46,171	$47,404	$45,625	$45,633	$38,642
Provision for portfolio loan losses	1,871	3,186	2,422	3,623	1,533
Provision reversal for purchased credit impaired loan losses	—	(279)	—	(207)	(148)
Noninterest income	9,542	11,112	8,372	7,934	6,976
Noninterest expense	29,143	28,260	27,404	32,651	26,736
Income before income tax expense	24,699	27,349	24,171	17,500	17,497
Income tax expense[1]	3,778	19,820	7,856	5,545	5,106
Net income[1]	$20,921	$7,529	$16,315	$11,955	$12,391

Diluted earnings per share	$0.90	$0.32	$0.69	$0.50	$0.56
Return on average assets	1.59%	0.57%	1.27%	0.96%	1.10%
Return on average common equity	15.31%	5.37%	11.69%	8.78%	10.65%
Return on average tangible common equity	19.92%	6.99%	15.23%	11.49%	12.96%
Net interest margin (fully tax equivalent)	3.80%	3.93%	3.88%	3.98%	3.73%
Efficiency ratio	52.31%	48.29%	50.75%	60.95%	58.61%

CORE PERFORMANCE SUMMARY (NON-GAAP)[2]
Net interest income	$45,405	$44,901	$44,069	$43,049	$37,567
Provision for portfolio loan losses	1,871	3,186	2,422	3,623	1,533
Noninterest income	8,520	11,118	8,350	7,934	6,976
Noninterest expense	29,129	28,146	27,070	27,798	24,946
Income before income tax expense	22,925	24,687	22,927	19,562	18,064
Income tax expense	3,340	6,692	7,391	6,329	4,916
Net income	$19,585	$17,995	$15,536	$13,233	$13,148

Diluted earnings per share	$0.84	$0.77	$0.66	$0.56	$0.59
Return on average assets	1.49%	1.37%	1.21%	1.06%	1.17%
Return on average common equity	14.34%	12.84%	11.13%	9.72%	11.29%
Return on average tangible common equity	18.64%	16.71%	14.50%	12.72%	13.75%
Net interest margin (fully tax equivalent)	3.74%	3.73%	3.75%	3.76%	3.63%
Efficiency ratio	54.02%	50.24%	51.64%	54.52%	56.01%

[1] Includes $12.1 million ($0.52 per share) deferred tax asset revaluation charge for the quarter ended December 31, 2017 due to U.S. corporate income tax reform.
[2] Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
($ in thousands, except per share data)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$55,164	$54,789	$52,468	$51,542	$43,740
Total interest expense	8,993	7,385	6,843	5,909	5,098
Net interest income	46,171	47,404	45,625	45,633	38,642
Provision for portfolio loan losses	1,871	3,186	2,422	3,623	1,533
Provision reversal for purchased credit impaired loan losses	—	(279)	—	(207)	(148)
Net interest income after provision for loan losses	44,300	44,497	43,203	42,217	37,257

NONINTEREST INCOME
Deposit service charges	2,851	2,897	2,820	2,816	2,510
Wealth management revenue	2,114	2,153	2,062	2,054	1,833
Card services revenue	1,516	1,545	1,459	1,392	1,037
State tax credit activity, net	252	2,249	77	9	246
Gain on sale of other real estate	—	76	—	17	—
Gain on sale of investment securities	9	—	22	—	—
Other income	2,800	2,192	1,932	1,646	1,350
Total noninterest income	9,542	11,112	8,372	7,934	6,976

NONINTEREST EXPENSE
Employee compensation and benefits	16,491	15,292	15,090	15,798	15,208
Occupancy	2,406	2,429	2,434	2,265	1,929
Merger related expenses	—	—	315	4,480	1,667
Other	10,246	10,539	9,565	10,108	7,932
Total noninterest expense	29,143	28,260	27,404	32,651	26,736

Income before income tax expense	24,699	27,349	24,171	17,500	17,497
Income tax expense	3,778	19,820	7,856	5,545	5,106
Net income	$20,921	$7,529	$16,315	$11,955	$12,391

Basic earnings per share	$0.91	$0.33	$0.70	$0.51	$0.57
Diluted earnings per share	0.90	0.32	0.69	0.50	0.56

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
($ in thousands)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
BALANCE SHEETS
ASSETS
Cash and due from banks	$81,604	$91,084	$76,777	$77,815	$73,387
Interest-earning deposits	63,897	64,884	108,976	41,419	138,309
Debt and equity investments	752,114	741,792	708,725	727,975	697,143
Loans held for sale	1,748	3,155	6,411	4,285	5,380

Portfolio loans	4,162,082	4,066,659	3,996,501	3,858,962	3,852,972
Less: Allowance for loan losses	40,263	38,166	38,292	36,673	39,148
Portfolio loans, net	4,121,819	4,028,493	3,958,209	3,822,289	3,813,824
Non-core acquired loans, net of the allowance for loan losses	24,376	25,980	29,258	30,682	32,615
Total loans, net	4,146,195	4,054,473	3,987,467	3,852,971	3,846,439

Other real estate	455	498	491	529	2,925
Fixed assets, net	32,127	32,618	32,803	33,987	34,291
State tax credits, held for sale	42,364	43,468	35,291	35,247	35,431
Goodwill	117,345	117,345	117,345	116,186	113,886
Intangible assets, net	10,399	11,056	11,745	12,458	11,758
Other assets	134,854	128,852	145,457	135,824	147,277
Total assets	$5,383,102	$5,289,225	$5,231,488	$5,038,696	$5,106,226

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$1,101,705	$1,123,907	$1,047,910	$1,019,064	$1,037,001
Interest-bearing deposits	3,179,672	3,032,507	3,011,301	2,902,187	2,994,619
Total deposits	4,281,377	4,156,414	4,059,211	3,921,251	4,031,620
Subordinated debentures	118,118	118,105	118,093	118,080	118,067
Federal Home Loan Bank advances	224,624	172,743	248,868	200,992	151,115
Other borrowings	166,589	253,674	209,104	217,180	235,052
Other liabilities	37,379	39,716	49,876	32,440	32,451
Total liabilities	4,828,087	4,740,652	4,685,152	4,489,943	4,568,305
Shareholders' equity	555,015	548,573	546,336	548,753	537,921
Total liabilities and shareholders' equity	$5,383,102	$5,289,225	$5,231,488	$5,038,696	$5,106,226

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
($ in thousands)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
LOAN PORTFOLIO
Commercial and industrial	$1,982,086	$1,919,145	$1,861,935	$1,796,342	$1,773,864
Commercial real estate	1,413,897	1,363,605	1,332,111	1,275,771	1,243,479
Construction real estate	309,227	305,468	306,410	287,360	297,165
Residential real estate	329,337	342,518	341,695	348,678	360,312
Consumer and other	127,535	135,923	154,350	150,812	178,152
Total portfolio loans	4,162,082	4,066,659	3,996,501	3,858,963	3,852,972
Non-core acquired loans	28,763	30,391	34,157	35,807	38,092
Total loans	$4,190,845	$4,097,050	$4,030,658	$3,894,770	$3,891,064

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,101,705	$1,123,907	$1,047,910	$1,019,064	$1,037,001
Interest-bearing transaction accounts	875,880	915,653	814,338	803,104	844,775
Money market and savings accounts	1,655,488	1,538,081	1,579,767	1,506,001	1,543,737
Brokered certificates of deposit	201,082	115,306	170,701	133,606	145,436
Other certificates of deposit	447,222	463,467	446,495	459,476	460,671
Total deposit portfolio	$4,281,377	$4,156,414	$4,059,211	$3,921,251	$4,031,620

AVERAGE BALANCES
Portfolio loans	$4,108,400	$3,990,233	$3,899,493	$3,839,266	$3,504,910
Non-core acquired loans	29,125	31,957	35,120	36,767	39,287
Loans held for sale	1,445	3,599	5,144	4,994	6,547
Debt and equity investments	740,587	708,481	711,056	667,781	637,226
Interest-earning assets	4,948,875	4,826,271	4,712,672	4,641,198	4,259,198
Total assets	5,340,112	5,226,183	5,095,494	5,017,213	4,573,588
Deposits	4,124,326	4,115,377	3,932,038	3,909,600	3,568,759
Shareholders' equity	554,066	555,994	553,713	546,282	472,077
Tangible common equity	426,006	427,258	425,056	417,239	387,728

YIELDS (fully tax equivalent)
Portfolio loans	4.87%	4.71%	4.69%	4.63%	4.45%
Non-core acquired loans	16.60%	37.53%	23.82%	34.79%	17.24%
Total loans	4.96%	4.97%	4.86%	4.92%	4.59%
Debt and equity investments	2.50%	2.52%	2.49%	2.51%	2.49%
Interest-earning assets	4.54%	4.54%	4.45%	4.49%	4.21%
Interest-bearing deposits	0.82%	0.69%	0.62%	0.55%	0.53%
Total deposits	0.61%	0.50%	0.46%	0.41%	0.39%
Subordinated debentures	4.70%	4.46%	4.42%	4.37%	4.19%
Borrowed funds	1.15%	0.84%	0.85%	0.64%	0.49%
Cost of paying liabilities	0.99%	0.84%	0.78%	0.69%	0.65%
Net interest margin	3.80%	3.93%	3.88%	3.98%	3.73%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except % and per share data)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
ASSET QUALITY
Net charge-offs (recoveries)[1]	$(227)	$3,313	$803	$6,104	$(56)
Nonperforming loans[1]	15,850	15,687	8,985	13,081	13,847
Classified assets	77,195	73,239	80,757	93,795	86,879
Nonperforming loans to total loans[1]	0.38%	0.39%	0.23%	0.34%	0.36%
Nonperforming assets to total assets[2]	0.30%	0.31%	0.18%	0.27%	0.33%
Allowance for loan losses to total loans[1]	0.98%	0.95%	0.97%	0.96%	1.03%
Allowance for loan losses to nonperforming loans[1]	254.0%	243.3%	426.2%	280.4%	282.7%
Net charge-offs (recoveries) to average loans (annualized)[1]	(0.02)%	0.33%	0.08%	0.64%	(0.01)%

WEALTH MANAGEMENT
Trust assets under management	$1,319,259	$1,330,227	$1,319,123	$1,279,836	$1,229,383
Trust assets under administration	2,151,697	2,169,946	2,102,800	2,024,958	1,875,424

MARKET DATA
Book value per common share	$24.02	$23.76	$23.69	$23.37	$22.95
Tangible book value per common share	$18.49	$18.20	$18.09	$17.89	$17.59
Market value per share	$46.90	$45.15	$42.35	$40.80	$42.40
Period end common shares outstanding	23,111	23,089	23,063	23,485	23,438
Average basic common shares	23,115	23,069	23,324	23,475	21,928
Average diluted common shares	23,287	23,342	23,574	23,732	22,309

CAPITAL
Total risk-based capital to risk-weighted assets	12.41%	12.21%	12.33%	12.84%	12.76%
Tier 1 capital to risk-weighted assets	10.46%	10.29%	10.36%	10.82%	10.69%
Common equity tier 1 capital to risk-weighted assets	9.07%	8.88%	8.93%	9.34%	9.20%
Tangible common equity to tangible assets	8.13%	8.14%	8.18%	8.56%	8.28%

[1] Excludes loans accounted for as PCI loans.
[2] Excludes PCI loans and related assets, except for inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended
($ in thousands, except per share data)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
CORE PERFORMANCE MEASURES
Net interest income	$46,171	$47,404	$45,625	$45,633	$38,642
Less: Incremental accretion income	766	2,503	1,556	2,584	1,075
Core net interest income	45,405	44,901	44,069	43,049	37,567

Total noninterest income	9,542	11,112	8,372	7,934	6,976
Less: Loss on sale of other real estate from non-core acquired loans	—	(6)	—	—	—
Less: Other income from non-core acquired assets	1,013	—	—	—	—
Less: Gain on sale of investment securities	9	—	22	—	—
Core noninterest income	8,520	11,118	8,350	7,934	6,976

Total core revenue	53,925	56,019	52,419	50,983	44,543

Provision for portfolio loan losses	1,871	3,186	2,422	3,623	1,533

Total noninterest expense	29,143	28,260	27,404	32,651	26,736
Less: Other expenses related to non-core acquired loans	14	114	19	(16)	123
Less: Facilities disposal	—	—	—	389	—
Less: Merger related expenses	—	—	315	4,480	1,667
Core noninterest expense	29,129	28,146	27,070	27,798	24,946

Core income before income tax expense	22,925	24,687	22,927	19,562	18,064

Total income tax expense	3,778	19,820	7,856	5,545	5,106
Less: income tax expense from deferred tax asset revaluation[1]	—	12,117	—	—	—
Less: Other non-core income tax expense[2]	438	1,011	465	(784)	190
Core income tax expense	3,340	6,692	7,391	6,329	4,916

Core net income	$19,585	$17,995	$15,536	$13,233	$13,148

Core diluted earnings per share	$0.84	$0.77	$0.66	$0.56	$0.59
Core return on average assets	1.49%	1.37%	1.21%	1.06%	1.17%
Core return on average common equity	14.34%	12.84%	11.13%	9.72%	11.29%
Core return on average tangible common equity	18.64%	16.71%	14.50%	12.72%	13.75%
Core efficiency ratio	54.02%	50.24%	51.64%	54.52%	56.01%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (FULLY TAX EQUIVALENT)
Net interest income	$46,386	$47,824	$46,047	$46,096	$39,147
Less: Incremental accretion income	766	2,503	1,556	2,584	1,075
Core net interest income	$45,620	$45,321	$44,491	$43,512	$38,072

Average earning assets	$4,948,875	$4,826,271	$4,712,672	$4,641,198	$4,259,198
Reported net interest margin	3.80%	3.93%	3.88%	3.98%	3.73%
Core net interest margin	3.74%	3.73%	3.75%	3.76%	3.63%

[1] Deferred tax asset revaluation associated with U.S. corporate income tax reform.
[2] Other non-core income tax expense calculated at 24.7% of non-core pretax income for 2018. For 2017, the calculation is 38.0% of non-core pretax income plus an estimate of taxes payable related to non-deductible JCB acquisition costs.

	At the Quarter ended
($ in thousands)	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017
REGULATORY CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$555,015	$548,573	$546,336	$548,753	$537,921
Less: Goodwill	117,345	117,345	117,345	116,186	113,886
Less: Intangible assets, net of deferred tax liabilities	7,831	6,661	5,825	6,179	5,832
Less: Unrealized gains (losses)	(11,563)	(3,818)	(489)	329	(1,174)
Plus: Other	12	12	12	12	12
Common equity tier 1 capital	441,414	428,397	423,667	426,071	419,389
Plus: Qualifying trust preferred securities	67,600	67,600	67,600	67,600	67,600
Plus: Other	48	48	48	48	48
Tier 1 capital	509,062	496,045	491,315	493,719	487,037
Plus: Tier 2 capital	95,075	93,002	93,616	91,874	94,700
Total risk-based capital	$604,137	$589,047	$584,931	$585,593	$581,737

Total risk-weighted assets	$4,867,491	$4,822,695	$4,743,393	$4,562,322	$4,557,860

Common equity tier 1 capital to risk-weighted assets	9.07%	8.88%	8.93%	9.34%	9.20%
Tier 1 capital to risk-weighted assets	10.46%	10.29%	10.36%	10.82%	10.69%
Total risk-based capital to risk-weighted assets	12.41%	12.21%	12.33%	12.84%	12.76%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$555,015	$548,573	$546,336	$548,753	$537,921
Less: Goodwill	117,345	117,345	117,345	116,186	113,886
Less: Intangible assets	10,399	11,056	11,745	12,458	11,758
Tangible common equity	$427,271	$420,172	$417,246	$420,109	$412,277

Total assets	$5,383,102	$5,289,225	$5,231,488	$5,038,696	$5,106,226
Less: Goodwill	117,345	117,345	117,345	116,186	113,886
Less: Intangible assets	10,399	11,056	11,745	12,458	11,758
Tangible assets	$5,255,358	$5,160,824	$5,102,398	$4,910,052	$4,980,582

Tangible common equity to tangible assets	8.13%	8.14%	8.18%	8.56%	8.28%